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EXHIBIT 10.3
CONSULTING AGREEMENT

                          CONSULTING SERVICES AGREEMENT


         This Consulting Services Agreement ("Agreement") is made effective as of the 20th day of November, 2002, by and between FoneFriend, Inc., a Delaware corporation formerly known as Universal Broadband Networks, Inc., with principal corporate offices located at: 2722 Loker Avenue West, Suite G, Carlsbad, California 92008, (the "Company"), and Gary A. Rasmussen, an individual ("Consultant").

                                    RECITALS:

         WHEREAS, the Company is the licensee of an Internet-based telecommunications product and related services known as the "FoneFriend", and

         WHEREAS, the Company plans to develop a business that will market the "FoneFriend" product and services and desires to utilize the services of the Consultant primarily to assist the Company in implementing its plan of business; and

         WHEREAS, Consultant has such expertise and is capable and willing to provide such assistance and general consulting services to the Company upon the terms and conditions herein provided; and

         WHEREAS, both parties desire to embody the terms and conditions of the Consultant's service to the Company into a written agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.       HIRING OF CONSULTANT; SCOPE OF SERVICES.

         (a) The Company hereby hires and retains the Consultant, and the Consultant agrees to provide certain consulting services to the Company in accordance with the terms and conditions contained in this Agreement.

         (b) The general nature and scope of the Consultant's services under this Agreement shall be to render advice to the executive management of the Company in implementing the Company's plan of business. Consultant's specific services shall include the following:

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                  OPERATIONAL PLANNING - Consultant will assist the Company in its development and implementation of the Company's plan of operation and business strategy in order to achieve the Company's business goal of becoming a provider of VoIP services.

                  FINANCIAL PLANNING - Consultant will assist the Company in determining the Company's financing requirements; in evaluating the financing alternatives which are available to finance the Company's activities; in recommending financial strategies, structures and instruments in order to achieve the Company's business goals; in negotiating and obtaining the capital necessary to finance operations; and will assist the Company in retaining and working with professionals to meet such requirements.

                  STRATEGIC TRANSACTIONS - Consultant will assist the Company in evaluating the advisability of entering into mergers, acquisitions and joint ventures.

                    The above list of services is intended to be illustrative, but not exhaustive. The Consultant agrees to provide assistance and guidance in any other way or ways as will contribute to the realization of the Company's overall success. The Consultant agrees to coordinate and oversee the execution of all documentation which may be required in connection with any facet of obtaining financing for the Company.

         (c) Consultant expressly disclaims any and all responsibility for the acts of the Company. Consultant's services as described in this Agreement consist solely of the furnishing of information and advice to the Company. Such services may be furnished by means of verbal and/or written communication and shall not require Consultant to perform services at the Company's offices. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions and courses of action with respect to acts of the Company or its subsidiaries or affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such subsidiary or affiliates alone, and the Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decision.

         (d) Further, it is understood between the parties that the Consultant is not providing legal services, accounting services, security broker-dealer services, or public relations services. Such services must be retained by the Company at its own cost and expense. It is expressly acknowledged that Consultant will utilize its best efforts in performing the services contemplated hereby but no representations are made as to the degree of success, if any, with respect to any transaction or other course of action undertaken by the Company.

         (e) The Company recognizes the benefit of Consultant attending meetings of its executive management as well as its Board of Directors' meetings. Accordingly, the Company hereby agrees to provide Consultant with access to its office facilities, all meetings of executive management and hereby grants Consultant the express right to attend all meetings of the Board of Directors. Further, the Company shall compensate Consultant in a manner commensurate with other individuals attending such meetings.

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2. COMPENSATION OF CONSULTANT. In consideration of Consultant's willingness to enter into this Agreement and to perform the services referenced in Section 1 above, the Company shall pay Consultant the following items of compensation for a fixed period of not less than thirty-six (36) months:

         (a) a base, monthly retainer fee ("Base Fee") in the amount of Ten Thousand Dollars ($10,000.00), which shall be due and payable in two equal payments on the first and the fifteenth day of each calendar month during the term of this Agreement. In the event that Consultant is at least partially responsible for negotiating financing in an amount greater than $1 million, the Base Fee shall be increased to Fifteen Thousand Dollars ($15,000.00) per month; provided, however, in no event shall Consultant's monthly fee be less than the Company's highest paid person or entity during the term of this Agreement. Notwithstanding the foregoing, the Company shall have the right to accrue a mutually acceptable portion of Consultant's Base Fee until such time as the Company has received financing of at least $300,000, at which time all accrued arrearage in said Base Fee shall be due and payable; and

         (b) a performance incentive fee ("Incentive Fee") equal to: (i) one and one-half percent (1.5%) of the net proceeds received by the Company from any private financing, payable within ten (10) days of the Company's receipt of such financing, plus (ii) one percent (1.0%) of the net sales proceeds received by the Company, payable on a quarterly basis; and

         (c) stock options to be issued pursuant to terms of Company's `2002 NON-EMPLOYEE DIRECTOR AND CONSULTANT RETAINER STOCK PLAN AND EMPLOYEE STOCK INCENTIVE PLAN' (the "Plan"). Said options shall grant Consultant a 5-year right to acquire a minimum of 350,000 shares of the Company's common stock ("Minimum Options") at a price of Ten Cents ($0.10) per share; provided, however, that said Minimum Options shall be increased to the extent that the aggregate amount of options shall not be less than any other participant in the Plan. Said Minimum Options shall be granted to Consultant, become fully vested and exercisable on such date as Consultant has provided services for six (6) months; and

         (d) ADDITIONAL COMPENSATION BENEFITS:

                  (1) The Company shall obtain term life insurance coverage on the Consultant's life providing $1 million in death benefits, but subject to the Consultant's satisfactory completion of a physical examination and other aspects of the application process. Death benefits under such coverage shall be payable to the beneficiary named by the Consultant. During the term of this agreement, the Company shall pay the premiums with respect to such policy.

                  (2) The Company shall make available to Consultant an automobile and shall bear the costs and expenses for the lease, maintenance and insurance of said vehicle in an amount not to exceed $650.00, per month. Consultant shall have the option to lease a vehicle of his own choosing and bill the Company for said lease and expenses in an amount not to exceed $650.00.

                  (3) The Company shall provide Consultant with a cellular phone with unlimited minutes or, in the alternative, at Consultant's option, the Company shall reimburse Consultant for unlimited use of a personal cellular phone, not to exceed $200.00, per month.

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                  (4) The Company shall provide Consultant with a personal
         desktop computer, monitor and printer, which shall become his personal property upon execution of this Agreement by the Company. Consultant acknowledges receipt of a Sony Vaio Computer, model PCV-RX370DS, and a Relisys LCD monitor and a HP Printer, model 1170CXi, and the Company hereby transfers to Consultant all right, title and interest thereto as of the date hereof.

                  (5) The Company shall provide health insurance, both medical and dental, and shall, upon receipt of report from Consultant, reimburse Consultant for all medical and dental expenses not covered.

                  (6) The Company shall bear the cost of providing tax planning services to Consultant.

                  (7) The Company shall provide business-class air travel and first-class hotel accommodations for authorized business travel by consultant.

3. REIMBURSEMENT OF EXTRAORDINARY EXPENSES. Except for any expenses provided for under paragraph 2(d), above, upon submission of an expense report, the Consultant shall be entitled to reimbursement from the Company of all incidental expenses such as telephone calls, facsimile transmissions, Federal Express and the like. However, all extraordinary expenses including, but not limited to, travel and entertainment expenses, shall be pre-approved, in advance and in writing, by the Company.

4. TERM AND TERMINATION. This Agreement shall be effective on the date hereof and shall continue for a fixed period of thirty-six (36) months. Thereafter, this Agreement shall continue on a month-to-month basis until either party elects to terminate this Agreement, with or without cause, by giving three (3) days advanced written notice to the other party. In the event of any termination of Consultant's services or this Agreement, there shall be no offset against amounts due him under the Agreement on account of any remuneration attributable to any subsequent work that he may obtain or any claims the Company may have against him. Additionally, upon termination of this Agreement for any reason, Company shall continue to pay Consultant's Base Fee and all other forms of compensation and benefits provided Consultant hereunder for the remainder of the fixed term of this Agreement.

5. AGREEMENT NOT EXCLUSIVE; NO GUARANTEE OF SUCCESS; LIMITATION OF LIABILITY. The Consultant shall use its best efforts in performing its services under this Agreement. However, the Consultant does not represent that any specific level of success will be achieved. The parties acknowledge and understand that the Consultant is an independent contractor and that it's services are not exclusive to the Company, and that the Consultant has the right to continue providing services to other clients or entities during the term of this Agreement, regardless of whether or not such other clients or entities may be deemed to be in direct or indirect competition with the Company. Therefore, the Company expressly agrees to allow Consultant to provide work for other clients without jeopardizing his rights under this Agreement in any manner. Further, Company hereby warrants to Consultant that the Company waives any conflicts of interest on Consultant's part and covenants that under no conditions will the Company, or any affiliate, file or undertake any action whatsoever against the Consultant with respect to Consultant's work or employment for any third parties.

         In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any terms of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services


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hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company. In furtherance of this provision, the Company agrees to execute an Indemnification Agreement with Consultant in form and substance similar to that agreed to with its members of its Board of Directors.

6. RELATIONSHIP OF PARTIES. It is the intent of each party hereto that the Consultant will be acting as an independent contractor and, as such, Consultant shall be responsible for and shall indemnify and hold the Company harmless from any compensation of its agents, employees and representatives, as well as all applicable withholding taxes thereon, including unemployment compensation and all workmen's compensation insurance. This Agreement does not establish any employer-employee relationship, nor any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

7. PERFORMANCE OF SERVICES BY OTHERS. From time to time, the achievement of certain results desired by the Company, including the promotion of interest in its public securities, may be enhanced by the services of other parties. These parties may include additional consultants, advertising agencies, financial analysts and similar persons who may, directly or indirectly, assist in creating interest in the Company's securities. All compensation, costs and expenses of such parties, if engaged by the Company, will be borne by the Company.

8. CONFIDENTIALITY. As a result of entering into this Agreement, the Company will have access to information which Consultant regards as confidential and proprietary regarding Consultant's methods and strategies of carrying out business transactions. Company agrees that it will not, except as reasonably required pursuant to this Agreement, use itself, or divulge, furnish, or make accessible to any person any knowledge, know-how, techniques, or information with respect to Consultant and its methods and strategies without the prior written agreement of Consultant. Further, the parties hereby agree to keep completely confidential all information exchanged between the parties in connection with their performance under this Agreement except for that information which is considered to be in the public domain. Such information shall remain confidential for a period of one (1) year from the date of this Agreement.

9. ARBITRATION. Any controversy or claim arising under, out of, in connection with, or relating to, this Agreement, and any amendment thereof, or the breach thereof, will be determined and settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, with hearings to take place in San Diego County, California. Any award so rendered will be final and binding on each and all of the parties, and their personal representatives, and judgment may be entered thereon in any court of competent jurisdiction.

10. ASSIGNMENT. Consultant may assign any rights to compensation provided for hereunder. The Company may only assign its rights, duties or obligations which arise under this Agreement with the prior written consent of the Consultant.

11. NONALIENATION. The interests of the Consultant under this Agreement are not subject to the claims of his creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

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12. ENTIRE AGREEMENT & MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No promises, guarantees, inducements or agreement, whether oral or written, express or implied have been made or shall be of any force or effect other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties.

13. NOTICES. Any notices, requests, demands or other communication required or permitted hereunder shall be deemed properly given when personally served in writing, sent by facsimile transmission, provided that such facsimile transmission is acknowledged by a return facsimile transmission, or when deposited in the United States mail, postage prepaid, addressed to the other party at the following address.

If to the Company:                  FoneFriend, Inc.
                                    Attn: President
                                    2722 Loker Avenue West, Suite G
                                    Carlsbad, California  92008

If to Consultant:                   Mr. Gary Rasmussen
                                    999 N. Pacific Street, #G206
                                    Oceanside, California 92054

14. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, assigns, subsidiaries and affiliates.

15. GOVERNING LAW; CONSTRUCTION. In the event of any dispute regarding this Agreement, the parties agree that all matters relating to this Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of California without regard to its principles of conflicts of laws and irrespective of the fact that one or more of the parties is now domiciled in another state or territory. Further, the language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any terms or conditions hereof.

16. SURVIVAL. The duty of the Company to make, and the right of Consultant to receive, the payments and other compensation provided for hereunder for a fixed term of thirty six (36) months from the date hereof, shall survive any termination of this Agreement. Further, all warranties and covenants of the parties contained herein shall survive termination of this Agreement.

17. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page, covenants and agrees to deliver promptly thereafter at least one (1) original copy to the other party hereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date written below.

                                            THE COMPANY:
                                            FONEFRIEND, INC.



ATTEST:  /S/ DENNIS H. JOHNSTON             BY:      /S/ JACKELYN GIROUX
       ---------------------------------        --------------------------------
         DENNIS H. JOHNSTON, SECRETARY               JACKELYN GIROUX, PRESIDENT


                                            THE CONSULTANT:
                                            GARY A. RASMUSSEN


                                            /S/ GARY A. RASMUSSEN
                                            ---------------------
                                            GARY A. RASMUSSEN


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